Exhibit 99.1

908 Devices Reports Fourth Quarter and Full Year 2020 Financial Results

and Provides 2021 Revenue Outlook

2020 Revenue Increased 50% Over Prior Year

BOSTON, MA – March 30, 2021 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop mass spec devices for chemical and biomolecular analysis, today reported financial results for the quarter and full year ended December 31, 2020.

Financial Highlights

•	2020 revenue increased 50% year over year to $26.9 million

•	2020 gross margin increased to 55% from 45% in prior year

•	Completed initial public offering in December 2020, raising approximately $150 million in gross proceeds

•	Expect full year 2021 revenue to be in the range of $38 million to $40 million, representing 45% growth over full year 2020, at the midpoint of the range

Business Highlights

•	Increased the installed base to 1,361 devices with 390 devices placed in 2020

•	Received a $25 million purchase order from the U.S. Army to be delivered over the next two years

•	Strengthened leadership team with the additions of Steve Davenport as VP Commercial Sales, Maura Fitzpatrick as VP Product Management & Marketing, and Michael Turner as VP General Counsel

•	Appointed Kevin Hrusovsky as Chairman of the Board of Directors; Fenel Eloi and Jeff George named as Directors

“In 2020, we made outstanding progress across our busines growing revenue 50% year over year, placing an additional 390 devices and building a strong foundation for our technology across new customers,” said Kevin J. Knopp, CEO and Co-founder. “Our vision is to break mass spectrometry out of the confines of a centralized laboratory and bring it to the point-of-need. Looking ahead in 2021, we expect to grow revenue more than 40% as we continue to drive adoption of our technology across new and existing customers to dramatically accelerate their workflows.”

Fourth Quarter 2020 Financial Results

Revenue was $5.7 million for the three months ended December 31, 2020, a 32% decline from $8.3 million for the three months ended December 31, 2019, driven predominantly by a decrease in license and contract revenue of $1.5 million and due to the timing of deployments with end customers.

Gross profit was $2.6 million for the fourth quarter of 2020, compared to $4.3 million for the corresponding prior year period. Gross margin was 45%, as compared to 52% for the corresponding prior year period.

Operating expenses were $6.5 million for the fourth quarter of 2020, as compared to $4.6 million for the corresponding prior year period. Selling, general and administrative expenses drove the increase, including additional selling resources and higher audit, legal and consulting costs related to preparing for the initial public offering and being a public company.

Net loss was $10.2 million for the fourth quarter of 2020, as compared to $0.5 million for the corresponding prior year period. This was driven by a non-cash $6.1 million charge from the revaluation of the preferred stock warrants immediately prior to the closing of the initial public offering. Net loss per share attributable to common stockholders was $1.48 for the fourth quarter of 2020, as compared to $0.10 for the corresponding prior year period.

Full Year 2020 Financial Results

Revenue was $26.9 million for the full year 2020, a 50% increase from $18.0 million for the full year 2019. Product and service revenue was $24.8 million compared to $15.3 million in the corresponding prior year period. License and contract revenue was $2.1 million compared to $2.6 million in the corresponding prior year period.

The install base grew to 1,361 in 2020, with 390 devices placed in 2020, compared to 248 devices in 2019. This was driven by a 139 increase in MX908 devices due to progress on pilots and deployments, as well as the first full year of selling Rebel.

Gross profit was $14.9 million for the full year 2020, compared to $8.1 million for the corresponding prior year period. Gross margin was 55%, as compared to 45% for the corresponding prior year period. This increase was mainly due to scale and pacing of investments with COVID uncertainties in 2020.

Operating expenses were $20.7 million for the full year 2020, as compared to $20.3 million for the corresponding prior year period.

Net loss attributable to common stockholders was $12.9 million for the full year 2020, as compared to $13.5 million for the corresponding prior year period. The increased gross profit was primarily offset by the non-cash $6.1 million preferred stock warrant charge. Net loss per share attributable to common stockholders was $2.35 for the full year 2020, as compared to $2.70 for the corresponding prior year period.

Cash, cash equivalents and marketable securities were $159 million as of December 31, 2020. This included approximately $150 million in gross proceeds, including the full exercise of the underwriters’ options to purchase additional shares, from the Company’s initial public offering in December 2020. In addition, the Company has approximately $15 million of debt outstanding.

2021 Guidance

908 Devices expects full year 2021 revenue to be in the range of $38 million to $40 million, representing 41% to 49% growth over full year 2020.

Webcast Information

908 Devices will host a conference call to discuss the fourth quarter 2020 financial results before market open on Tuesday, March 30, 2021 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at http://ir.908devices.com. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is democratizing laboratory mass spectrometry with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements,” including statements relating to the Company’s future revenue and growth, and the terms of the U.S. Army purchase order. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

908 DEVICES INC.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Product and service revenue	$5,912	$7,052	$24,756	$15,344
License and contract revenue	(195)	1,296	2,138	2,628
Total revenue	5,717	8,348	26,894	17,972
Cost of revenue:
Product and service cost of revenue	2,993	3,701	11,114	9,098
License and contract cost of revenue	145	313	857	731
Total cost of revenue	3,138	4,014	11,971	9,829
Gross profit	2,579	4,334	14,923	8,143
Operating expenses:
Research and development	2,282	1,974	8,235	8,993
Selling, general and administrative	4,183	2,671	12,503	11,294
Total operating expenses	6,465	4,645	20,738	20,287
Loss from operations	(3,886)	(311)	(5,815)	(12,144)
Interest expense	(243)	(254)	(976)	(1,530)
Other income (expense), net	(6,097)	75	(6,028)	301
Net loss and comprehensive loss	(10,226)	(490)	(12,819)	(13,373)
Accretion of redeemable convertible preferred stock to redemption value	(16)	(30)	(90)	(109)
Net loss attributable to common stockholders	$(10,242)	$(520)	$(12,909)	$(13,482)
Net loss per share attributable to common stockholders, basic and diluted	$(1.48)	$(0.10)	$(2.35)	$(2.70)
Weighted average common shares outstanding, basic and diluted	6,941,861	4,990,719	5,485,032	4,990,416

908 DEVICES INC.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(unaudited)

	December 31,
	2020	2019
Current assets:
Cash and cash equivalents	$159,227	$17,913
Accounts receivable, net	6,825	5,005
Unbilled receivables	47	74
Inventory	4,568	5,237
Prepaid expenses and other current assets	300	351
Total current assets	170,967	28,580
Operating lease, right-of-use assets	6,287	7,245
Property and equipment, net	850	1,326
Other long-term assets	723	511
Total assets	$178,827	$37,662

Current liabilities:
Accounts payable	$1,004	$577
Accrued expenses	5,038	2,909
Deferred revenue	3,104	1,490
Operating lease liabilities	1,187	1,078
Current portion of long-term debt	500	—
Total current liabilities	10,833	6,054
Long-term debt, net of discount and current portion	14,332	14,769
Operating lease liabilities, net of current portion	5,839	6,941
Deferred revenue, net of current portion	8,588	571
Commercial services agreement liability - related party	—	750
Preferred stock warrant liability	—	728
Other long-term liabilities	194	—
Total liabilities	39,786	29,813

Redeemable convertible preferred stock	—	71,017
Total stockholders' equity (deficit)	139,041	(63,168)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$178,827	$37,662